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                                                                    EXHIBIT 12.1

                            Sierra Pacific Resources
                     Ratios of Earnings to Fixed Charges(1)

                                                                                     Year Ended December 31,
                                                                   --------------------------------------------------------
Amounts in 000's                      6/30/2004    6/30/2003       2003          2002        2001         2000         1999
----------------                      ---------    ---------       ----          ----        ----         ----         ----
EARNINGS AS DEFINED:
  Income (Loss) From Continuing
   Operations After Interest
   Charges                             $(83,742)    $(196,618)    $(104,160)    $(294,979)    $ 35,818     $(45,264)    $ 50,091
  Income Taxes                          (38,695)      (50,527)      (44,207)     (161,191)      14,218      (30,193)      26,570
                                    -----------  ------------  ------------  ------------  -----------  -----------  -----------
  Income (Loss) From Continuing
   Operations before Income Taxes      (122,437)     (247,145)     (148,367)     (456,170)      50,036      (75,457)      76,661

  Fixed Charges                         201,205       170,662       388,565       299,824      243,874      209,937      133,364
  Capitalized Interest                   (3,840)       (2,887)       (5,976)       (5,270)      (2,801)     (10,634)      (8,000)
  Preferred Stock Dividend
   Requirement                           (3,000)       (3,000)       (6,000)       (6,000)      (5,692)      (5,383)      (3,385)
                                    -----------  ------------  ------------  ------------  -----------  -----------  -----------
    Total                           $    71,928  $    (82,370) $    228,222  $   (167,616) $   285,417  $   118,463  $   198,640
                                    ===========  ============  ============  ============  ===========  ===========  ===========

FIXED CHARGES AS DEFINED:
  Interest Expensed and
   Capitalized(2)                      $198,205     $ 167,662     $ 382,565     $ 293,824     $238,182     $204,554     $129,979
  Preferred Stock Dividend
   Requirement                            3,000         3,000         6,000         6,000        5,692        5,383        3,385
                                    -----------  ------------  ------------  ------------  -----------  -----------  -----------
    Total                           $   201,205  $    170,662  $    388,565  $    299,824  $   243,874  $   209,937  $   133,364
                                    ===========  ============  ============  ============  ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES         0.36         -0.48          0.59         -0.56         1.17         0.56         1.49

  DEFICIENCY                        $   129,277  $    253,032  $    160,343  $    467,440  $        --  $    91,474  $        --
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(1)   Revised from prior presentations for adjusted calculations.

(2) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.